SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report

May 22, 2003,

(Date of earliest event reported)

SHURGARD STORAGE CENTERS, INC.

(Exact name of registrant as specified in its charter)

                                            Washington                                             001-11455                                                                                     91-1603837

                                            (State or other jurisdiction                     (Commission File No.)                                                             (IRS Employer

                                            of incorporation)                                                                                                                                         Identification No.)

1155 Valley Street
Suite 400
Seattle, Washington 98109-4426

(Address of principal executive offices, including zip code)

(206) 624-8100

(Registrant's telephone number, including area code)

Item 9. Regulation FD Disclosure

On May 21, 2003, the Company issued a press release announcing its results for the quarter ended March 31, 2003. The Company is attaching the press release as Exhibit 99.1 to this Current Report on Form 8-K. The information contained in this report on Form 8-K is being furnished pursuant to Item 12 under Item 9 of Form 8-K as directed by the U.S. Securities and Exchange Commission in Release No. 34-47583. The information included pursuant to this Item 9 (including the exhibits) shall not be deemed to be incorporated by reference into any filing made by the Company pursuant to the Securities Act of 1933, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

SHURGARD ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2003

SEATTLE, WASHINGTON, May 21, 2003 . . . Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self storage real estate investment trust (REIT), today announced financial results for the first quarter ended March 31, 2003. The Company previously released operating data for the first quarter 2003.

First Quarter Financial Results

Net Income during the first quarter 2003 was $14.0 million, a 4.7% increase over net income of $13.4 million recorded in the first quarter 2002 as restated (throughout this release 2002 amounts have been restated). Basic earnings per share increased 10.7%, from $.28 per share in the first quarter 2002 to $.31 per share for the first quarter 2003. Diluted earnings per share increased 7.1% from $.28 per share in the first quarter 2002 to $.30 per share for the first quarter 2003. In the first quarter of 2003, the unrealized loss on financial instruments was $1.0 million.

Funds From Operations (FFO) for the first quarter 2003 was approximately $24.2 million compared with FFO of $21.1 million for the first quarter of 2002, an increase of 14.6%. Diluted FFO per share increased 8.1% to $.67 per share for the first quarter 2003 compared with $.62 per share for the same period a year earlier.

Year 2003 Earnings Guidance

The Company expects FFO for the year 2003 to be within the range of $2.73 to $2.86 per share, representing an increase of approximately 8.3% to 13.5% compared with FFO of $2.52 per share for 2002. For the second quarter 2003, FFO is expected to be between $.68 to $.72 per share. The Company projects that basic earnings per share for the year 2003 will be within the range of $1.12 to $1.22 per share, compared with $1.20 per share in 2002. The Company's projections for FFO and EPS in 2003 assume the following significant assumptions: Same Store NOI growth in 2003 in the range of 0% to 2%, monetizing our European investment at midyear, recognition of the remaining TROL leased assets and their related liabilities and financing costs in our financial statements at midyear, expectations regarding the forward rate curve for one month LIBOR as of March 31, 2003 remain constant through February 2005, and Shurgard Europe's use of joint venture development capital beginning in the second quarter of 2003.

Restatement

On May 16, 2003, the Company announced that it would restate its financial statements for 2001 and 2002. As restated, the Consolidated Statements of Net Income for 2001 and 2002 now include unrealized losses on financial instruments of $1.6 million and $11.0 million, respectively. Net Income was reduced in each period by an amount equal to the unrealized loss in each period.

The restated Condensed Consolidated Balance Sheets include the following adjustments to previously reported information: Accounts Payable and Other Liabilities decreased by $0.1 million in 2001 and increased by $3.4 million in 2002; Accumulated Net Income Less Distributions decreased approximately $1.6 million in 2001 and $12.6 million in 2002; and Accumulated Other Comprehensive Loss decreased by approximately $1.7 million in 2001 and $9.2 million in 2002.

The restatement was the result of a recent determination that a transaction entered into in August 2001 to mitigate the risk of interest rate fluctuations related to the Company's various options at the end of its Tax Retention Operating Lease (TROL) transaction did not qualify for hedge accounting treatment under SFAS No. 133.

Quarterly Management Conference Call

The Company will discuss first quarter 2003 results and related issues during a conference call on Thursday, May 22, 2003, at noon Pacific Time. The public is invited to listen to the call live via the Internet by clicking the appropriate links on the Company's website at http:// www.shurgard.com/ir. The call also is available live on a listen-only basis by dialing 800-867-0448 (US & CN callers) and 303-262-2142 (International Callers). A taped replay of the conference call is available via the Internet address listed above until May 29, 2003, or via telephone until May 29, 2003 at 800-405-2236 (US & CN callers) 303-590-3000 (International callers) access code #540056.

* * *

Shurgard Storage Centers, Inc., is a real estate investment trust headquartered in Seattle, Washington. The Company specializes in all aspects of the self-storage industry and operates a network of over 563 operating storage centers located throughout the United States and in Europe.

Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding the earnings guidance, projected development activity, including our projected revenues, expenses, FFO projections, and net income projections for 2003 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include the risks that implementation of the business plan, including marketing and sales initiatives, will not be successful and that the Company's earnings, expenses or revenues may be affected by other factors, such as the risk that changes in economic conditions in the markets in which we operate, competition from new self storage facilities or other storage alternatives may cause rent to decline and may cause occupancy rates to drop, or may cause delays in rent up of newly developed properties, the risk that new developments could be delayed or reduced, and the risk that the Company may experience increases in the cost of labor, taxes, marketing and other operating and construction expenses and the risk that tax law changes may change the taxability of future income and increases in interest rates may increase the cost of refinancing long term debt, and the Company's alternatives for funding its business plan may be impaired by the economic uncertainty due to the impact of war or terrorism, and the Company's interest in Shurgard Europe may be adversely impacted if that entity is unable to complete formation and funding of its contemplated development joint ventures. We may also be affected by pending legislation or changes in regulations or interpretations regarding certain accounting standards applied to the Company's operations and certain existing financial and joint venture structures of the Company, pending changes in accounting treatment for unconsolidated investments, guarantees, stock options and development overhead costs may affect the accounting treatment or net income of certain of the Company's investments. For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard's financial performance, see Shurgard's Annual Report on Form 10-K/A for the year ended December 31, 2002 filed with the SEC on May 21, 2003, and Form 10-Q for the quarter ending March 31, 2003 filed with the SEC on May 20, 2003.

The use of financial term "FFO" is not governed by generally accepted accounting principles. "Funds from operations" (FFO), according to the National Association of Real Estate Investment Trusts' (NAREIT) October 1999, as amended in April 2002, White Paper on Funds from Operations, is defined as net income, calculated in accordance with GAAP including non-recurring events, except for those defined as "extraordinary items" under GAAP and gains and losses from sales of depreciable operating property, plus depreciation of real estate assets and amortization of intangible assets exclusive of deferred financing costs less dividends paid to preferred stockholders. Contributions to FFO from unconsolidated entities in which the reporting entity holds an active interest are to be reflected in FFO on the same basis. We believe that because amortization of participation rights discount reflect our partners' increasing interests in unrecognized gains on depreciable operating properties (represented by the difference between the expected option price and our partners' contributions), it is theoretically consistent with the NAREIT White Paper to add it back to net income, and we have done so in previous filings. However, given the recent rule release by the Securities & Exchange Commission regarding the use of non-GAAP information, we have decided to adjust GAAP net income for only those items specifically outlined in the April 2002 NAREIT White Paper on Funds from Operations. As such our presentation of FFO has been adjusted to reflect those specific adjustments. The Company believes FFO is a meaningful disclosure as a supplement to net income because net income implicitly assumes that the value of assets diminish predictably over time while the Company believes that real estate values have historically risen or fallen with market conditions. FFO is not a substitute for net cash provided by operating activities or net income computed in accordance with GAAP, nor should it be considered an alternative indication of our operating performance or liquidity. In addition, FFO is not comparable to "funds from operations" reported by other REITs that do not define funds from operations in accordance with the NAREIT definition.

Table 1: SHURGARD STORAGE CENTERS, INC.

Condensed Consolidated Statements of Net Income
(Amounts in thousands except share data)

	For the three months ended March 31, 2003	For the three months ended March 31, 2002 (as restated)
Revenue		
Real estate operations	$ 65,237	$ 58,432
Other	1,567	2,184
Total revenue	66,804	60,616
Expenses		
Operating	21,962	18,605
Depreciation and amortization	12,374	10,977
Real estate taxes	6,600	5,658
Loss from other real estate investments	577	364
General, administrative and other	2,421	2,277
Total expenses	43,934	37,881
Income from operations	22,870	22,735
Other Income (Expense)		
Interest:		
Interest on loans	(9,430)	(8,080)
Amortization of participation rights discount	(279)	(1,771)
Unrealized (loss) gain on financial instruments	(1,033)	175
Interest income and other	1,971	428
Other income (expense), net	(8,771)	(9,248)
Minority interest	(172)	(172)
Income before income tax benefit	13,927	13,315
Income tax benefit	86	74
Net Income	$ 14,013	$ 13,389
Net income allocation		
Allocable to preferred shareholders	$ 2,974	$ 4,074
Allocable to common shareholders	11,039	9,315
	$ 14,013	$ 13,389
Net Income per Common Share:		
Basic earnings per share:	$ 0.31	$ 0.28
Diluted earnings per share:	$ 0.30	$ 0.28
Distributions per common share	$ 0.53	$ 0.52

Table 2: SHURGARD STORAGE CENTERS, INC.

FFO Reconciliation For The First Quarter 2003
(Amounts in thousands except share data)

	For three months ended March 31, 2003	For three months ended March 31, 2002
Net income	$ 14,013	$ 13,389
Preferred distribution	(2,974)	(4,074)
Depreciation/amortization	12,374	10,977
Depreciation/amortization from unconsolidated joint ventures and subsidiaries	764	804
FFO	$ 24,177	$ 21,096
SELECTED ADDITIONAL INFORMATION:		
Diluted FFO per share	$ 0.67	$ 0.62
Net operating income (NOI) (2)	$ 42,382	$ 39,953
Cash dividends per share	$ 0.53	$ 0.52
Diluted avg. shares outstanding	36,301	33,785

(1) FFO is presented in accordance with the NAREIT definition as revised in their October 1999 White Paper.
(2) NOI is defined as rental revenue less direct property operating expenses and real estate taxes.

Table 6: SHURGARD STORAGE CENTERS, INC.

Europe First Quarter 2003 Same Store Results
(dollars in thousands except average rent per sq. ft.)

	Three months ended March 31,		% Change
	2003	2002	(1)
Rental revenue	$ 10,080	$ 9,121	10.5%
Direct operating and real estate tax expense (2)	3,824	3,447	10.9%
NOI	6,256	5,674	10.3%
Leasehold expense	1,652	1,691	-2.3%
NOI after indirect and leasehold expense	$ 4,604	$ 3,983	15.6%
Avg. annual rent per sq.ft. (4)	$ 18.64	$ 17.34	7.5%
Avg. sq.ft. occupancy	74%	72%	
Total net rentable sq.ft.	2,720,000	2,720,000	
No. of properties	47	47	

(1) Amounts have been translated from local currencies using the average exchange rate for the first quarter 2003 to the first quarter of 2002 comparison.
(2) Includes all direct property and real estate tax expense. Does not include any allocation of indirect operating expense.

(3) Indirect operating expense includes certain shared property costs such as bank fees, district and corporate management, purchasing, national contracts personnel and marketing, as well as certain overhead costs allocated to property operations such as business information technology, human resources and accounting. Does not include internal real estate acquisition cost or abandoned development expense. Indirect operation expense is allocated to stores based on number of months in operation during the period. Indirect operating and leasehold expense includes leasehold expense of $283,000 and $244,000 for the three months ended March 31, 2003 and 2002, respectively.

(4) Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2003                                                 By; /s/ Harrell Beck

                                                                 Harrell Beck

                                                                 Chief Financial Officer,

                                                                 Chief Accounting Officer and Authorized Signatory